UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Geospace Technologies Corporation

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January 4, 2018

Dear Fellow Stockholder:

I am pleased to invite you to attend Geospace Technologies Corporation’s 2018 Annual Meeting of Stockholders. We will hold the meeting at 10:30 a.m. on February 7, 2018 at the Crowne Plaza Houston Northwest Brookhollow, 12801 Northwest Freeway, Houston, Texas 77040.

Following this letter you will find the formal Notice of Meeting and a proxy statement which describes the action to be taken at the meeting. We have enclosed a proxy card so that you may grant your proxy to be voted as you indicate. We have also enclosed a copy of our 2017 Annual Report. We encourage you to read these materials.

Your vote is important. Please complete and mail your proxy card promptly, whether or not you plan to attend the annual meeting. If you attend the meeting you may vote in person even if you have mailed a signed and dated proxy. Proxies may also be submitted electronically through Internet voting or telephonically. Instructions for telephonic or electronic voting can be found at www.edocumentview.com/geos.

In addition to solicitation by use of the mails, certain of our officers and employees may solicit the return of proxies personally or by telephone, electronic mail or facsimile. The cost of any solicitation of proxies will be borne by us.

The Board of Directors recommends that you vote (i) FOR the election of Class II directors, (ii) FOR the ratification of the appointment by the audit committee of the Board of Directors of BDO USA, LLP, independent public accountants, as our auditors for the fiscal year ending September 30, 2018, and (iii) FOR the approval of the non-binding, advisory resolution regarding the compensation of Geospace Technologies Corporation’s named executive officers.

Thank you for your cooperation. The Board of Directors and I look forward to seeing you at the meeting.

Very truly yours,

Walter R. Wheeler

President and Chief Executive Officer

Geospace Technologies Corporation

7007 Pinemont Drive

Houston, Texas 77040-6601

January 4, 2018

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD FEBRUARY 7, 2018

The Annual Meeting of the Stockholders of Geospace Technologies Corporation will be held at 10:30 a.m. on February 7, 2018, at the Crowne Plaza Houston Northwest Brookhollow, 12801 Northwest Freeway, Houston, Texas 77040, for the following purposes:

1.	to elect three directors to hold office as Class II directors until the 2021 Annual Meeting of Stockholders or until his or her successor is duly elected and qualified;

2.	to ratify the appointment by the audit committee of the Board of Directors of BDO USA, LLP, independent public accountants, as the Company’s auditors for the fiscal year ending September 30, 2018;

3.	to vote on a non-binding, advisory resolution regarding the compensation of Geospace Technologies Corporation’s named executive officers; and

4.	to transact such other business as may properly come before the meeting or any adjournment thereof.

The holders of record of Geospace Technologies Corporation common stock at the close of business on December 15, 2017 will be entitled to vote at the meeting.

By order of the Board of Directors,

/s/ Thomas T. McEntire

Thomas T. McEntire

Vice President and Chief Financial Officer

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, please sign, date and mail the enclosed proxy card promptly. If you attend the meeting you may vote in person even if you have mailed a signed and dated proxy. Proxies may also be submitted electronically through Internet voting or telephonically. Instructions for telephonic or electronic voting can be found at www.edocumentview.com/geos.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 7, 2018

Pursuant to the Securities and Exchange Commission rules related to the Internet availability of proxy materials, the Company has made this proxy statement, the accompanying notice of annual meeting of stockholders and form of proxy, and the Company’s 2017 Annual Report to stockholders available via the Internet at www.edocumentview.com/geos.

Geospace Technologies Corporation

PROXY STATEMENT

January 4, 2018

The Board of Directors (the “Board”) of Geospace Technologies Corporation (the “Company”) is soliciting proxies from its stockholders for the annual meeting of stockholders to be held at 10:30 a.m. on February 7, 2018, at the Crowne Plaza Houston Northwest Brookhollow, 12801 Northwest Freeway, Houston, TX 77040, and for any adjournment thereof.

You are entitled to vote at the meeting if you were a holder of record of the Company’s common stock (the “Common Stock”) at the close of business on December 15, 2017. On January 4, 2018, stockholders entitled to vote at the meeting will be able to access an electronic version of a proxy card, this proxy statement and the Company’s 2017 Annual Report at www.edocumentview.com/geos. The Company first distributed copies of these proxy materials to stockholders on or about January 4, 2018.

You may request a printed copy of these proxy materials by sending a written request to Geospace Technologies Corporation, 7007 Pinemont Drive, Houston, Texas 77040-6601, Attention: Secretary. Copies will be mailed to the requesting stockholder free of charge within three business days of the receipt of the request.

On December 15, 2017, there were 13,560,791 shares of the Company’s common stock outstanding. Each share of Common Stock entitles the holder to one vote on each matter considered at the meeting.

Your proxy card will appoint Edgar R. Giesinger, Jr. and William H. Moody as proxy holders, or your representatives, to vote your shares as you indicate. If you sign, date and return your proxy card without specifying voting instructions, the proxy holders will vote your shares (i) FOR the election of Class II director nominees named in this proxy statement, (ii) FOR the ratification of the appointment by the audit committee of the Board of BDO USA, LLP, independent public accountants, as the Company’s auditors for the fiscal year ending September 30, 2018, and (iii) FOR the approval of the non-binding, advisory resolution regarding the compensation of the Company’s named executive officers.

Signing, dating and returning your proxy card does not preclude you from attending the meeting and voting in person. If you submit more than one proxy, the latest-date proxy will automatically revoke your previous proxy. You may revoke your proxy at any time before it is voted by sending written notice, to be delivered before the meeting, to: Computershare Investor Services, 350 Indiana Street, Suite 800, Golden, Colorado 80401.

The enclosed form of proxy provides a means for you to vote for the proposals listed in this proxy statement or to withhold authority to vote for proposals.

The Board expects the director nominees named in this proxy statement to be available for election. If any director nominee is not available, the proxy holders may vote your shares for a substitute if you have submitted a signed and dated proxy card that does not withhold authority to vote for director nominees.

The Company is not aware of any matters to be brought before the meeting other than those described in this proxy statement. If any other matters not now known are properly brought by the Company before the meeting, and if you return a signed, dated proxy card, the proxy holders may vote your shares in their discretion as to those other matters.

A quorum is required to conduct business at the meeting. The holders of a majority of the outstanding shares of stock of the Company having voting power with respect to a subject matter (excluding shares held by the Company for its own account) present or represented by proxy will constitute a quorum at the meeting of shareholders for the transaction of business with respect to such subject matter. Each of the three director nominees will be elected if such nominee receives the affirmative vote of the majority of the votes cast for an open directorship so long as the number of nominees for election equals the number of nominees to be elected (an “Uncontested Election”). For the purpose of an Uncontested Election, a majority of votes cast means that the number of votes “for” a nominee’s election must exceed 50% of the votes cast with respect to that nominee’s election. Votes “against” a nominee’s election will count as votes cast, but “abstentions” and “broker non-votes” will not count as votes cast with respect to that nominee’s election. In order for any person to become a member of the Board, such person must agree to submit upon appointment or first election to the Board an irrevocable resignation, which resignation shall provide that it shall become effective (contingent upon acceptance of the resignation by the Board), in the event of a shareholder vote in an Uncontested Election in which that person does not receive a majority of the votes cast with respect to that person’s election as a director, at the earlier of (i) the selection of a replacement director by the Board, (ii) 180 days after certification of such shareholder vote, or (iii) acceptance by the Board. If the number of nominees for director at a meeting of shareholders exceeds the number of directors to be elected at such meeting, directors shall be elected by a plurality of the affirmative votes cast by the shares present in person or represented by proxy at such meeting and entitled to vote on the election of directors at such meeting.

The proposals relating to the ratification of the appointment of BDO USA, LLP as the auditors of the Company for the 2018 fiscal year, and the resolution regarding the compensation of the Company’s named executive officers will pass if the proposal receives the affirmative vote of a majority of the votes cast.

Abstentions and broker non-votes are counted as shares present for determining a quorum, but will not be counted to determine the total number of votes cast. Broker non-votes occur when nominees, such as brokers and banks holding shares on behalf of the beneficial owners, are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions. If you do not give instructions to your bank, brokerage firm or other agent, the bank, brokerage firm or other agent will nevertheless be entitled to vote your shares of Common Stock in its discretion on “routine matters” and may give or authorize the giving of a proxy to vote the shares of Common Stock in its discretion on such matters. The ratification of independent public accountants is generally a routine matter whereas the election of directors is not considered a routine matter. There are no rights of appraisal or similar dissenters’ rights with respect to any matter to be acted upon pursuant to this proxy statement.

Representatives of Computershare Investors Services, the transfer agent and registrar for the Common Stock, will act as the inspectors of election at the meeting.

PROPOSAL I: ELECTION OF DIRECTORS

At the meeting, the stockholders will elect three Class II directors. The Board is divided into three classes, each class being composed as equally in number as possible. The classes have staggered three-year terms, with the term of one class expiring at each annual meeting of stockholders.

The directors whose terms expire at the 2018 Annual Meeting are Ms. Tina M. Langtry, Mr. Michael J. Sheen, and Mr. Charles H. Still. The nominating and corporate governance committee of the Company has nominated Ms. Langtry, Mr. Sheen and Mr. Still to serve as Class II directors for a three-year term expiring at the 2021 Annual Meeting of Stockholders. The nominating and corporate governance committee considered various criteria to evaluate the potential candidates including, without limitation, (1) independence, (2) qualification to serve on the committees of the Board, (3) experience in the seismic industry, (4) knowledge of the oil and gas industry, (5) continuing overall contributions and valuable input to the Board and its committees, and (6) a collaborative, persuasive and articulate personality. The nominating and corporate governance committee also considers such person’s diversity attributes (e.g., perspectives, professional experience, experiences derived from high-quality business, skills, background and gender) as a whole and does not necessarily attribute any greater weight to one attribute. Each candidate is considered in the context of their contribution to the Board as a whole with the objective of assembling a group that best contributes to the success of the Company and represents stockholder interests through the exercise of sound judgment, using its diversity of perspectives, skills and experiences. After discussions, the nominating and corporate governance committee determined that Ms. Langtry, Mr. Sheen and Mr. Still satisfied the criteria considered by the nominating and corporate governance committee, and nominated Ms. Langtry, Mr. Sheen and Mr. Still to stand for election as Class II directors on the Board of the Company.

Ms. Langtry, Mr. Sheen and Mr. Still have been nominated by the nominating and corporate governance committee to serve as Class II directors for a three-year term expiring at the 2021 Annual Meeting of Stockholders. The directors in Class III are serving terms that expire at the 2019 Annual Meeting of Stockholders. The directors in Class I are serving terms that expire at the 2020 Annual Meeting of Stockholders. Mr. Giesinger, Mr. Moody, Dr. Davis, Mr. Still, Ms. Langtry and Mr. Miles are independent, as defined in Rule 5605(a)(2) of the NASDAQ Stock Market Rules (the “NASDAQ Rules”) as currently applicable to the Company.

The Board has determined that of the persons nominated to serve as Class II director, Ms. Langtry and Mr. Still are independent under the criteria established by the NASDAQ and the Securities and Exchange Commission, with respect to Mr. Still’s service on the audit committee. No specific transactions existed that needed to be considered in determining the independence of Ms. Langtry and Mr. Still in connection with their nominations.

At the November 16, 2017 Board meeting, the Board re-examined Mr. Miles independence under the applicable NASDAQ rule. The Board determined that Mr. Miles’ spouse’s compensation for services rendered to the Company no longer negated his independence. See “Certain Relationships and Related Transactions – Transactions Involving Richard F. Miles” below for more information regarding the Board’s evaluation with respect to Mr. Miles. Information regarding the director nominees and directors whose terms will continue after the meeting follows.

Nominees for Election
Class II Directors (Terms Expiring at the 2018 Annual Meeting of Stockholders)	Age	Position	Director Since
Tina M. Langtry (b)(c)	60	Director	2012
Michael J. Sheen	69	Senior Vice President and
		Chief Technical Officer, Director	1997
Charles H. Still (a)(b)(c)	75	Director	1997

Other Current Directors
Class III Directors (Terms Expiring at the 2019 Annual Meeting of Stockholders)
Edgar R. Giesinger, Jr. (a)(b)(c)	61	Director	2015
William H. Moody (a)	78	Director	2004
Gary D. Owens	70	Chairman of the Board	1997

Class I Directors (Terms Expiring at the 2020 Annual Meeting of Stockholders)
Thomas L. Davis, Ph.D. (a)(b)(c)	70	Director	1997
Richard F. Miles (b)(c)	69	Director	2013
Walter R. Wheeler	64	President, Chief Executive Officer, Director	2015

(a)	Member of the audit committee.
(b)	Member of the compensation committee.
(c)	Member of the nominating and corporate governance committee.

Background of Nominees and Continuing Directors

Thomas L. Davis, Ph.D. became a director in connection with the Company’s initial public offering in November 1997. Dr. Davis is a Professor of Geophysics at the Colorado School of Mines, where he has worked since 1980. He has also been a coordinator of the Reservoir Characterization Project, an industry consortium of the Colorado School of Mines, since it was founded in 1985, with the objective of characterizing reservoirs through development and application of 3-D and time lapse 3-D multicomponent seismology. Dr. Davis consults and lectures worldwide and has written and co-edited numerous papers and other works in the field of seismic interpretation. The Board believes that Dr. Davis’ industry specific experience and expertise and the unique perspective gained from serving as a professor at the Colorado School of Mines enable him to effectively serve as a director.

Edgar R. Giesinger, Jr. has been a director since November 2015. Mr. Giesinger retired as a managing partner from KPMG LLP on September 30, 2015. He has 35 years of accounting and finance experience working mainly with publically traded corporations. Over the years, he has advised a number of clients in accounting and financial matters, capital raising, international expansions and in the dealings with the Securities and Exchange Commission. While working with companies in a variety of industries, his primary focus has been energy and manufacturing clients. Mr. Giesinger is a Certified Public Accountant in the State of Texas and President of the Texas Tri-Cities Chapter of the National Association of Corporate Directors. He has lectured and led seminars on various topics dealing with financial risks, controls and financial reporting. Mr. Giesinger serves as director and audit committee member on the boards of Newfield Exploration Company, an NYSE listed independent oil exploration and production company, and Solaris Oilfield Infrastructure, Inc., an NYSE listed manufacturer and provider of proppant management systems for oil and gas well sites. The Board believes that Mr. Giesinger’s extensive financial and accounting experience, including that related to the energy and manufacturing industries, enables him to effectively serve as a director.

Tina M. Langtry has been a director since April 2012. Ms. Langtry was the Manager, Discovered Resource Opportunity Evaluations and the General Manager, Global Exploration New Ventures/Business Development for ConocoPhillips from September 2002 until her retirement in January 2008. In such capacity, Ms. Langtry had exploration and appraisal responsibilities for ConocoPhillips’s global new ventures and business development organizations focused on growing ConocoPhillips’s global exploration and production business. Prior to September 2002, Ms. Langtry held various positions with Conoco, Inc., including President and Managing Director of Norske Conoco AS. Ms. Langtry is a member of the American Association of Petroleum Geologists. She has also served as the chairperson for American Petroleum Institute’s executive committee for exploration affairs. She served as a Board member of the Norwegian America Chamber of Commerce, Houston Branch and was a member of several leadership teams in ConocoPhillips. The Board believes that Ms. Langtry’s extensive industry knowledge in oil and gas exploration and other expertise related to the oil and gas industry enable her to effectively serve as a director.

William H. Moody has been a director since July 2004. Mr. Moody served with KPMG in many capacities including managing partner, audit partner-in-charge and Securities and Exchange Commission reviewing partner until his retirement in June 1996. Mr. Moody previously served on the Board of Directors of Remote Knowledge, Inc. from November 2005 through July 2008. The Board believes that Mr. Moody’s extensive financial and accounting experience, including that related to the energy industry, enables him to effectively serve as a director.

Richard F. Miles has been a director since May 2013. Mr. Miles is the former Chief Executive Officer and a former Director of Geokinetics Inc. He held that position from August 2007 until his retirement in November of 2012. Mr. Miles also served as President of Geokinetics from August 2007 until May 2012, Chief Operating Officer from March 2007 until August 2007, and President-International Operations from September 2006 until March 2007 following Geokinetics’ acquisition of Grant Geophysical Inc. Mr. Miles served as Director, President and Chief Executive Officer of Grant Geophysical from January 2001 until September 2006. From 1990 to 2000, he was President and Chief Executive Officer of Syntron Inc., a unit of Tech-Sym Corporation. Prior to that, he held various executive positions of increasing responsibility with Geosource Marine Inc. and Geophysical Services Inc. Mr. Miles has over 45 years of international experience in the seismic industry both operationally and in manufacturing. Mr. Miles has served on the Board of Directors of three other public companies as well as several non-profit boards including the International Association of Geophysical Contractors from 1992 – 2007, where he served as Chairman from 1997 –1998. Mr. Miles has an MBA from Southern Methodist University. The Board believes that Mr. Miles’ extensive history and depth of understanding in the seismic industry enables him to effectively serve as a director. Additional information regarding Mr. Miles can be found below under “Certain Relationships and Related Transactions – Transactions involving Richard F. Miles.”

Gary D. Owens has been a director and Chairman of the Board since 1997. Mr. Owens joined the Company as President and Chief Executive Officer in 1997. He held those positions until his retirement in December 2013. From October 1993 until May 1997, Mr. Owens was the President and Chief Executive Officer of Input/Output, Inc. (now known as ION Geophysical Corp.). Mr. Owens had held other positions at Input/Output, Inc. (now known as ION Geophysical Corp.) beginning in 1977. He has approximately 43 years of experience in the seismic industry. The Board believes that Mr. Owens’ depth of understanding of the Company’s operations and strategy, his strong leadership skills, his extensive employment experience with the Company, and his significant industry and management expertise enable him to effectively serve as a director.

Michael J. Sheen joined the Company as Senior Vice President and Chief Technical Officer in August 1997 and became a director in connection with the Company’s initial public offering in November 1997. Mr. Sheen had been a Senior Vice President and Chief Technical Officer of Input/Output, Inc. (now known as ION Geophysical Corp.) beginning in 1991 and had held other positions at Input/Output, Inc. (now known as ION Geophysical Corp.) starting in 1977. The Board believes that Mr. Sheen’s depth of understanding of the Company’s operations and strategy, his extensive employment experience with the Company and his significant industry specific experience enable him to effectively serve as a director.

Charles H. Still became a director in connection with the Company’s initial public offering in November 1997. Mr. Still was appointed lead director in February 2015. He was Secretary of the Company, serving in a non-executive capacity, from the Company’s formation in September 1994 until February 2009 and was Secretary of various affiliates and predecessors of the Company since 1980. He was a partner in the law firm of Fulbright & Jaworski LLP from 1975 until 2008. As of January 1, 2008, Mr. Still retired as a partner of that firm and became Of Counsel. In 2008, Mr. Still left Fulbright & Jaworski LLP and became a partner in the law firm of Kelly Hart & Hallman LLP. He retired as a partner of that firm on December 31, 2010 and returned to Fulbright & Jaworski LLP as Of Counsel. Mr. Still retired from his position as Of Counsel in January 2014. Mr. Still also served on the Board of Directors of Martin Midstream GP LLC, the general partner of Martin Midstream Partners L.P., from August 2010 until October 2014. He has utilized his Bachelor of Business Administration degree in accounting and his legal acumen to provide approximately 48 years of business, finance and SEC counsel to clients. The Board believes that Mr. Still’s extensive legal and financial background and board and corporate governance experience enable him to effectively serve as a director.

Walter R. Wheeler has been a director since November 2015. Mr. Wheeler became the Company’s President and Chief Executive Officer in January 2014. He served as the Company’s Executive Vice President and Chief Operating Officer from 2012 until December 31, 2013. He had been a design engineer with the Company since 1997. Prior to 1997, Mr. Wheeler worked for 13 years as a design engineer at Input/Output, Inc. (now known as ION Geophysical Corp.). Mr. Wheeler received his Bachelor of Science degree in Electrical Engineering from Rice University. The Board believes that Mr. Wheeler’s depth of understanding of the Company’s operations and strategy, his strong leadership skills, his extensive employment experience with the Company, and his significant industry and management expertise enable him to effectively serve as a director.

Nominations to the Board

The nominating and corporate governance committee is responsible for reviewing and interviewing qualified candidates to serve on the Board, for making recommendations for nominations to fill vacancies on the Board, and for selecting the nominees for election by the Company’s stockholders at each annual meeting. The nominating and corporate governance committee has not established specific minimum age, education, experience or skill requirements for potential directors. The nominating and corporate governance committee has taken into account all factors it has considered appropriate in fulfilling its responsibilities to identify and recommend individuals as director nominees. Those factors have included, without limitation, the following:

•

an individual’s business or professional experience, accomplishments, education, judgment, understanding of the business and the industry in which the Company operates, specific skills and talents, independence, time commitments, reputation, general business acumen and personal and professional integrity and character;

•	the size and composition of the Board and the interaction of its members, in each case with respect to the needs of the Company and its stockholders; and

•

regarding any individual who has served as a director of the Company, his or her past preparation for, attendance at, and participation in meetings and other activities of the Board or its committees and his or her overall contributions to the Board and the Company.

The nominating and corporate governance committee has utilized a variety of methods for identifying and evaluating nominees for director. Candidates may come to the attention of the nominating and corporate governance committee through current Board members, professional search firms, stockholders or other persons. Candidates have been evaluated at regular or special meetings of the nominating and corporate governance committee, and may be considered at any point during the year.

The nominating and corporate governance committee will consider qualified nominees recommended by stockholders. Stockholders desiring to make such recommendations should submit such recommendations to the Corporate Secretary, c/o Geospace Technologies Corporation, 7007 Pinemont Drive, Houston, Texas 77040-6601. The nominating and corporate governance committee will evaluate candidates properly proposed by stockholders in the same manner as all other candidates.

Committees of the Board and Meeting Attendance

During fiscal year 2017, the Board met seven times, and each director attended, in person or by telephone, at least 75% of the meetings held by the Board and by the committees on which the director served. Directors receive the director compensation payments set forth below irrespective of meeting attendance, and the Company does not have a formal policy with regard to Board members’ attendance at annual meetings of security holders. All members of the Board at the time of the Company’s 2017 Annual Meeting attended such meeting.

The Board has a standing audit committee, compensation committee and nominating and corporate governance committee.

Audit Committee. The audit committee is charged with, among other tasks, recommending to the entire Board the engagement and discharge of independent auditors of the financial statements of the Company, reviewing and pre-approving the professional services provided by its independent auditor, reviewing the independence of its independent auditor, reviewing with the auditors their plan and results of the auditing engagement, considering the range of fees for the independent auditor’s audit and non-audit services, reviewing the Company’s system of internal accounting controls, establishing and reviewing related party transaction policies, and reviewing an approving related party transactions, and reviewing and reassessing the adequacy of its charter on an annual basis. The audit committee met five times during the fiscal year ended September 30, 2017. The audit committee’s report for the fiscal year 2017 appears below in this proxy statement. The Board of the Company has made a determination that Mr. Moody, Mr. Still, Dr. Davis and Mr. Giesinger, members of its audit committee, who are independent under Rule 5605(a)(2) and 5605(c)(2) of the NASDAQ Stock Market Rules, are financial experts, and satisfy the SEC’s independence requirements for audit committee service. Mr. Moody, Mr. Still, Dr. Davis and Mr. Giesinger’s backgrounds are described above under “Background of Nominees and Continuing Directors.” The charter for the audit committee may be accessed electronically under the “Investor Relations – Corporate Governance” section of the Company’s website at www.geospace.com.

Compensation Committee. The compensation committee oversees the Company’s compensation programs and is charged with the review and approval of its general compensation strategies and objectives and the annual compensation decisions relating to its executives. The compensation committee responsibilities also include reviewing and approving employment agreements, severance agreements and any special supplemental benefits applicable to executives; assuring that the Company’s incentive compensation program, including the annual and long-term incentive programs, are administered in a manner consistent with the Company’s compensation policy; approving and/or recommending to the Board new incentive compensation programs and equity-based compensation programs; reviewing the Company’s employee benefit programs; recommending for approval all changes to compensation plans that may be subject to the approval of the Company’s stockholders or the Board; and retaining compensation consultants and other experts. The compensation committee also reviews the outcome of the stockholder advisory vote on executive compensation. The compensation committee may delegate its authority to subcommittees. All members of the compensation committee are independent as defined in Rule 5605(a)(2) of the NASDAQ Stock Market Rules as currently applicable to the Company. The compensation committee charter may be accessed electronically under the “Investor Relations – Corporate Governance” section of the Company’s website at www.geospace.com. The compensation committee met six times during the fiscal year ended September 30, 2017. The compensation committee’s report on executive compensation for fiscal year 2017 appears below in this proxy statement.

For more information pertaining to the Company’s compensation policies and practices, please read the “Compensation Discussion and Analysis” section of this proxy statement.

Nominating and Corporate Governance Committee. The nominating and corporate governance committee is charged with, among other things, identifying and recommending nominees for election to the Company’s Board at annual meetings and filling vacancies on the Company’s Board, recommending nominees for appointment to the Company’s committees, annually reviewing the overall effectiveness of the organization of the Board and the committees thereof, developing and maintaining qualification criteria and procedures for the identification and recruitment of candidates for election to serve as directors, and annually reviewing the directors, its own performance and its charter. The nominating and corporate governance committee will consider nominees recommended by stockholders. With respect to procedures that must be followed in order for nominations from stockholders to be considered, see “Nominations to the Board” above. All of the members of the nominating and corporate governance committee are independent, as defined in Rule 5605(a)(2) of the NASDAQ Stock Market Rules as currently applicable to the Company. The charter for the nominating and corporate governance committee may be accessed electronically under the “Investor Relations – Corporate Governance” section of the Company’s website at www.geospace.com. The nominating and corporate governance committee met five times during the fiscal year ended September 30, 2017.

Board Leadership Structure and Role in Risk Oversight

Mr. Owens serves as the Company’s Chairman of the Board. Mr. Owens was the Company’s previous President and Chief Executive Officer from 1997 until his retirement in December 2013. The Company has not established a written position description for our Chairman of the Board. A primary function of that position is to set the agenda for and lead meetings of the Company’s Board. The Board believes that the Company will benefit from Mr. Owens’ continued services as a director and as Chairman of the Board given his extensive experience with the Company’s operations.

In fiscal year 2015, the Board created a Lead Independent Director position and elected Mr. Still to serve for a three year term. In this position, Mr. Still presides over meetings of the Board when the Chairman is not present, leads at least two meetings per year of the Board’s independent directors, serves as liaison between the Chairman, the Chief Executive Officer and the Board, and approves Board information, agendas and schedules. The Lead Independent Director also participates in the selection of committee members and committee chairs, stockholder communications, and the recommendation of advisors and consultants to the Board. Under the direction of Mr. Still, the independent directors met four times during the fiscal year ended September 30, 2017. In November 2017, after review of Mr. Still’s achievements during his tenure as Lead Independent Director, the Board voted to elect Mr. Still for another three year term contingent upon his election as a Class II Director.

As a governance best practice, all members of the Audit, Compensation, and Nominating and Corporate Governance committees are independent. The Board has established processes for the effective oversight of critical issues charged to independent Directors such as the integrity of our financial statements, senior executive compensation, succession planning, election of the Lead Independent Director, membership of independent Board committees, Board, committee and Director evaluations; and nominations for Directors.

The Company believes that the Lead Independent Director position strikes an appropriate balance between Mr. Owens’ significant executive, customer, and industry knowledge in his position as Chairman and the Board’s fiduciary duties to stockholders. The Company further believes that separation of the Chairman and executive officer roles allows Mr. Wheeler to focus his time and energy on operating and managing the Company while leveraging the experience and perspectives of the Chairman. The Board has an active role in evaluating the Company’s risk management in its ongoing business by regularly reviewing information presented by management regarding the Company’s business and operations risks and monitoring risk areas through board reports and related discussions at board meetings. The Board also reviews and approves the Company’s operating and capital budgets on an annual basis. The committees of the Board include an audit committee, which oversees accounting and financial issues and risks, a compensation committee, which reviews leadership performance and compensation, and a nominating and corporate governance committee, which assesses Board performance and corporate governance issues.

Compensation of Directors

The following table summarizes compensation paid to each non-employee director during the fiscal year ended September 30, 2017:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (1)	All Other Compensation ($) (5)	Total ($)
Gary D. Owens	100,000	(2)	19,530	—	119,530
William H. Moody	95,000	(3)	19,530	—	115,530
Charles H. Still	95,000	(4)	19,530	—	115,530
Thomas L. Davis, Ph.D.	85,000		19,530	—	105,530
Edgar R. Giesinger, Jr.	85,000		19,530	—	105,530
Tina M. Langtry	85,000		19,530	—	105,530
Richard F. Miles	85,000		19,530	—	105,530

(1)	Represents restricted shares granted on February 9, 2017. The shares vest in four equal annual installments with the first installment vesting on the first anniversary date of the date of grant. As required by SEC rules, amounts in this column represent the aggregate grant date fair value of stock-based compensation expense as required by FASB ASC Topic 718 Stock Based Compensation. A discussion of the assumptions used to value the restricted stock awards is contained in the notes to the Company’s financial statements.
(2)	As Chairman of the Board, Mr. Owens receives an additional $15,000 in cash, paid in four equal quarterly installments.
(3)	As chairman of the audit committee, Mr. Moody receives an additional $10,000 in cash, paid in four equal quarterly installments.
(4)	As Lead Independent Director, Mr. Still receives an additional $10,000 in cash, paid in four equal quarterly installments.
(5)	All directors of the Company are reimbursed for ordinary and necessary expenses incurred in attending board and committee meetings, however no director was reimbursed more than $10,000 in other compensation during the fiscal year ended September 30, 2017.

For the fiscal year ended September 30, 2017, each non-employee director received $85,000 per year in cash, paid in four equal quarterly installments. The Chairman of the Board receives an additional $15,000 per year and the Chairman of the audit committee and the Lead Independent Director receive an additional $10,000, in cash, paid in four equal quarterly installments. Each non-employee director was also granted 1,000 shares of restricted stock during fiscal year 2017. The shares vest in four equal annual installments with the first installment vesting on the first anniversary of the date of grant. All directors are reimbursed for ordinary and necessary expenses incurred in attending board and committee meetings.

In December of 2017, in light of industry conditions, its impact on the Company’s financial performance and total shareholder return, the Board reduced director cash compensation. In line with the Company’s cost reduction efforts, the Board approved a 15% reduction of base compensation, eliminated committee chairperson compensation and eliminated reimbursement for conference attendance for non-employee directors. The Board intends to better align interest of directors with stockholders in the form of equity grants at its February 2018 meeting.

PROPOSAL II: RATIFICATION OF APPOINTMENT OF AUDITORS

For fiscal years 2015, 2016 and 2017 the Company retained BDO USA, LLP (“BDO”), independent public accountants, to provide audit services to the Company and, in consideration of such services, paid to BDO the amounts specified under the heading “Independent Public Accountants” in this proxy statement.

The audit committee of the Board has appointed BDO to audit the Company’s consolidated financial statements for the year ending September 30, 2018, and such appointment has been approved by the Board.

In the event the appointment of BDO is not ratified, the audit committee will consider the appointment of other independent auditors. A representative of BDO is expected to be present at the annual meeting and will be available to make a statement if such representative desires to do so and to respond to appropriate questions.

The Board recommends voting “FOR” this proposal.

Audit Committee Report

The Audit Committee of the Board of Directors of the Company, which operates under a written charter adopted by the entire Board, serves as the representative of the Board for general oversight of the Company’s financial accounting and reporting process, system of internal control, audit process and process for monitoring compliance with laws and regulations and the Company’s standards of business conduct. The Company’s management has primary responsibility for preparing the Company’s financial statements and for the Company’s internal controls and the financial reporting process. The Company’s independent registered public accounting firm, BDO USA, LLP (“BDO”), is responsible for expressing opinions on the conformity of the Company’s financial statements to generally accepted accounting principles in the United States and the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board.

In this context, the Audit Committee hereby reports as follows:

1) The Audit Committee has reviewed and discussed the financial statements as of and for the year ended September 30, 2017 with management and BDO.

2) The Audit Committee has discussed with BDO the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees.”

3) The Audit Committee has received and reviewed the written disclosures and the letter from BDO required by the applicable requirements of the Public Company Accounting Oversight Board regarding BDO’s communications with the Audit Committee concerning independence, and has discussed with BDO their independence.

4) Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors of the Company, and the Board of Directors approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017 for filing with the SEC.

Each of the members of the Audit Committee is independent as defined under the Securities and Exchange Commission independence rules and the listing standards of the NASDAQ market exchange.

Thomas L. Davis, Ph.D.

Edgar R. Giesinger, Jr.

William H. Moody

Charles H. Still

Independent Public Accountants

BDO served as the Company’s principal independent public accountants for the fiscal years ended September 30, 2016 and September 30, 2017. A representative of BDO is expected to attend the annual meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Audit Fees

The aggregate fees billed by BDO for professional services rendered for the audit of the Company’s annual financial statements, including for professional services rendered in connection with the audit of internal control over financial reporting in compliance with Section 404 of the Sarbanes Oxley Act of 2002 and the reviews of the financial statements included in the Company’s Forms 10-Q were $470,746 during the 2017 fiscal year and $400,000 during the 2016 fiscal year.

The Company uses firms other than BDO for certain of its statutory audit-related services for its international subsidiaries.

Audit-Related Fees

There were no fees billed by BDO for audit-related services for the 2017 or 2016.

Tax Fees

The Company used a firm other than BDO for its tax services for the 2017 and 2016 fiscal years.

All Other Fees

There were no fees billed by BDO for other services not disclosed above for the 2017 or 2016 fiscal years.

Compatibility of Certain Fees with Independent Accountants’ Independence

The audit committee has adopted pre-approval policies and procedures pursuant to which the engagement of the Company’s independent accountant is approved. Such procedures govern the ways in which the audit committee will pre-approve audit and various categories of non-audit services that the independent accountant provides to the Company and its subsidiaries. In accordance with this policy, the audit committee had given its approval for the provision of audit services by BDO for the fiscal year ended September 30, 2017. Services which have not received pre-approval must receive specific approval of the audit committee. The audit committee is informed of each such engagement in a timely manner, and such procedures do not include delegation of the audit committee’s responsibilities to management. The Audit Committee also considered whether the provision of non-audit services by BDO was compatible with maintaining such firm’s independence, and after such review, authorized BDO’s selection as the Company’s independent registered public accounting firm. All audit contracts that were entered into in fiscal year 2017 were pre-approved by the audit committee.

PROPOSAL III: ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

As required pursuant to Section 14A of the Securities Exchange Act, at the meeting, the stockholders will vote on a non-binding, advisory resolution regarding the compensation of the Company’s named executive officers.

The Company believes that its compensation policies and procedures are competitive, focused on pay-for-performance and strongly aligned with the long-term interests of its stockholders. This advisory stockholder vote, commonly known as “Say-on-Pay,” gives you as a stockholder the opportunity to endorse or not endorse the compensation the Company pays its named executive officers through voting for or against the following resolution:

“RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers as disclosed in the Company’s 2018 proxy statement pursuant to Item 402 of Regulation S-K, (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other executive compensation tables and related discussion).”

The Company and the compensation committee remain committed to the compensation philosophy, policies and objectives outlined under the heading “Compensation Discussion and Analysis” in this proxy statement. As always, the compensation committee will continue to review all elements of the executive compensation program and take any steps it deems necessary to continue to fulfill the objectives of the program.

Stockholders are encouraged to carefully review the “Compensation Discussion and Analysis” section of this proxy statement for a detailed discussion of the Company’s executive compensation program.

Because your vote is advisory, it will not be binding upon the Company or the Board. However, the compensation committee will take into account the outcome of the vote when considering future executive compensation arrangements. Additionally, your advisory vote will not be construed (i) as overruling a decision by the Company or the Board, (ii) to create or imply any change to the fiduciary duties of the Company or the Board, (iii) to create or imply any additional fiduciary duties for the Company or the Board, or (iv) to restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation.

The Board recommends voting “FOR” this proposal.

Executive Officers and Compensation

The Company considers the following individuals to be its only executive officers, and there are no other individuals who are head of principal business units, divisions or functions or who perform policy making functions other than the individuals identified below. Information regarding such named executive officers follows:

Name	Age	Position
Walter R. Wheeler	64	President and Chief Executive Officer
Michael J. Sheen	69	Senior Vice President and Chief Technical Officer
Thomas T. McEntire	57	Vice President and Chief Financial Officer
Robbin B. Adams	60	Executive Vice President and Chief Project Engineer

Thomas T. McEntire joined the Company as Chief Financial Officer in September 1997 and became Secretary in February 2009. Mr. McEntire had been Financial Controller of APS Holding Corporation (“APS”) beginning in February 1995 and held other senior financial management positions since joining APS in 1990. Prior to joining APS, Mr. McEntire held various positions with Coopers & Lybrand L.L.P. from 1982 to 1990. Mr. McEntire joined the board of directors of Southwest Electronic Energy Corporation, a private Texas corporation, in 2017.

Robbin B. Adams became the Company’s Executive Vice President and Chief Project Engineer in 2012. Mr. Adams has been a design engineer with the Company since 1997. Prior to 1997, Mr. Adams worked for 16 years as a design engineer at Input/Output, Inc. (now known as ION Geophysical Corp.).

Mr. Wheeler’s and Mr. Sheen’s background is described above under “Background of Nominees and Continuing Directors.”

Compensation Discussion and Analysis

Executive Compensation Program

Objectives of Compensation Program

The Company’s executive compensation program is designed to attract, motivate and retain highly talented and experienced management personnel and to reward management for the Company’s successful financial performance and for increasing stockholder value. The Company provides compensation and incentives through a combination of salaries, annual performance bonuses and long-term incentive stock-based awards.

Executive officers generally receive the same benefits as other employees. Any differences are typically due to position, seniority, or local requirements. Consistent with this philosophy, executive officers receive minimal perquisites. Messrs. Wheeler, Sheen, McEntire and Adams have entered into employment agreements with the Company, which, under certain circumstances, provide them with certain severance benefits upon their terminations of employment. See “Potential Payments upon Termination or Change-in-Control” below for more information on these benefits. The Company’s compensation policies are designed to enhance financial performance and stockholder value by aligning the financial interests of the executive officers and employees with those of its stockholders.

What the Company’s Compensation is Designed to Reward

The Company’s compensation program is designed to reward teamwork and each individual’s contribution to the Company, including the impact of such contribution on the Company’s overall financial performance, as well as to produce positive long-term results for its stockholders and employees.

Administration

The compensation committee is composed of four independent members of the Board. No compensation committee member participates in any of the Company’s employee compensation programs. The Company’s non-employee directors are eligible to and do participate in its 2014 Long-Term Incentive Plan (the “2014 Plan”). The compensation committee (i) sets and recommends annual compensation, including equity awards, for Messrs. Wheeler, Sheen, McEntire and Adams to the full Board for approval, (ii) reviews and approves the overall compensation policy, philosophy and strategy for all other employees, and (iii) reviews and approves awards under equity incentive plans and the non-equity incentive program to all employees as recommended to the compensation committee by management.

During fiscal year 2015, in response to discussions with one of the Company’s institutional investors regarding the structure of its compensation program, and more specifically performance-based equity grants, the compensation committee hired Frederic W. Cook & Co, Inc., an independent compensation consultant (the “Compensation Consultant”), to advise it on such matters. The Compensation Consultant performed an evaluation of the Company’s compensation program concerning future performance-based equity grants and how to balance those grants with base salary and cash bonus compensation. As a result of such advice, the compensation committee determined that, beginning in the Company’s 2016 fiscal year, annual equity grants should be made to executive officers and such grants should include elements of performance intended to closely align executive incentives with the interests of the stockholders. In order to maintain prior levels of total executive compensation which the Board believes are appropriate for the Company’s executive officers and to offset the cost of such annual equity grants, the Company reduced the availability of cash bonus awards to each senior executive officer. These performance based equity grants are further described below under the heading “Long-Term Stock-Based Compensation” below. The compensation committee again retained the Compensation Consultant to advise the Company on its performance-based equity grants at the beginning of fiscal year 2017.

At the 2017 Annual Meeting of Stockholders, the stockholders approved, by a non-binding, advisory resolution, the compensation of the Company’s named executive officers. The compensation committee considered this resolution of the stockholders in its review of executive compensation in fiscal year 2017 and determined that the stockholders supported the compensation packages awarded to the Company’s named executive officers and the objectives and policies by which those packages were determined. Pursuant to a resolution adopted by the stockholders at the 2016 Annual Meeting of Stockholders, the stockholders will have an opportunity to approve or withhold approval of executive compensation by a non-binding advisory resolution on an annual basis at each annual meeting of stockholders.

Elements of Compensation

General

The primary elements of the executive compensation program consist of (1) base salary, (2) annual cash bonuses pursuant to a non-equity, incentive annual bonus program, and (3) long term incentives in the form of equity-based compensation awards. Equity-based compensation awards have historically included nonqualified stock options and restricted stock awards. Each executive officer’s current and prior compensation is considered in setting future compensation and, while consideration is given to the vesting and value of previously granted equity-based compensation awards, the total compensation package is not regularly adjusted for such values. In addition, the Company focuses on the relative roles of the executive officers throughout the organization when determining compensation.

The Company chooses to pay each element of compensation to reward executives through various means. The base salary and employee benefits compensate executives for their daily efforts as management of the Company. The annual cash bonus program, described in more detail below, encourages executives to not only meet goals for the Company, measured in terms of consolidated pretax profits (before bonus), but also encourages other employees to meet goals as well. The equity-based compensation awards provide a long term incentive to executives and other key employees to improve the performance of the Company as viewed by the market as reflected in the market price for the Company’s common stock.

An executive officer’s annual base salary and annual cash bonus do not fluctuate as a result of increases or decreases in the market value of equity-based compensation awards. For example, if the stock price has grown significantly, resulting in large potential gains on vested stock awards, an executive officer’s base salary or bonus potential is not adjusted for that reason. However, the compensation committee may consider those gains in awarding additional equity-based compensation. Similarly, the compensation committee would not consider a large cash bonus award under the Company’s annual bonus program or the Executive Officer Annual Bonus Plan to be a reason to reduce the equity-based compensation awards or annual base salary received by the executive in the following fiscal year. The Company views each compensation element as a different means of encouraging and promoting performance. These compensation elements are designed to work in tandem.

The compensation committee considers the base salary levels supplemented by bonus awards and equity compensation in evaluating the total executive compensation package. The executive officers are encouraged to earn their bonus and equity compensation in order to realize the full value of their compensation package. The Company intends that the attainment of the performance goals established by the compensation committee will benefit its stockholders.

The compensation committee does not believe that there is another public company that is a direct peer to the Company in the seismic industry. The Company is a manufacturer of seismic products and does not provide traditional seismic services or maintain a seismic library, like other similar companies. One of the Company’s most direct competitors is a subsidiary of a much larger company, and there is no access to compensation information of the subsidiary alone. The compensation committee from time to time does review publicly available information on other seismic industry and other energy industry participants to help understand the marketplace in which the Company competes. The Compensation Consultant assists the committee in gathering executive compensation information from a broad group of energy industry companies. The compensation committee strives to maintain a reasonable compensation package for each executive officer and uses this information to retain such officer and provide incentives for such officer to continue to improve the Company’s performance in the future.

The conclusion of the compensation committee after its most recent examination of the publicly available executive compensation of energy industry companies was that the Company’s total compensation of each of its executive officers, particularly their base salaries, were typically lower than the compensation of executive officers in other energy industry companies, adjusting for various factors such as size, location and seniority of the executive officer. In light of the existing market conditions, the compensation committee elected not to adjust base salaries or total compensation targets of the named executive officers in 2017.

The Company places a high priority on the retention of its key employees, particularly its executive officers. The Board of the Company believes that these executive officers have made significant contributions to the growth and development of the Company and have developed a synergy among themselves that fosters progress and support. The Board believes that a loss of any one of these executive officers could have a significant adverse impact on the Company. Based upon these considerations, the compensation committee designed compensation packages for the Company’s executive officers.

Relative Size of Major Compensation Elements

The combination of base salary, annual cash incentive awards and equity incentive awards comprise total direct compensation. In setting named executive officer compensation, the compensation committee considers the aggregate compensation payable to the executive officer and the form of the compensation. The compensation committee seeks to achieve the appropriate balance between immediate cash rewards and incentives for the achievement of both annual and long-term financial and non-financial objectives.

Generally, the compensation committee targets overall compensation packages for the Company’s executive officers that are competitive with the total value received by executive officers at other energy companies. Due to the nature of the Company’s business and the compensation committee’s use of performance based stock options and a performance based annual cash bonus plan, it is possible for its executive officers to receive substantial financial rewards when the Company’s stock price increases and total shareholder return and financial performance hurdles are met. Conversely, in years when the Company’s stock price remains unchanged or total shareholder return and financial performance hurdles are not met, its executive officers will receive minimal financial compensation, if any, in addition to their base salaries. The compensation committee attempts to maintain annual base salary ranges that are intended to keep salaries consistent and reasonably competitive with salaries at other energy industry companies, therefore improving the likelihood of retaining the executive officers. In consultation with the Compensation Consultant and after reviewing energy industry compensation data, the compensation committee has decided to target base compensation between 40% and 50% of the executive officer’s overall compensation package, equity grants between 40% to 50%, and the remaining 10-15% in cash bonus tied directly to the Company’s financial performance. The compensation committee believes that this blend strikes an appropriate balance between providing competitive base compensation, retention motivation and appropriate incentives to executive officers.

Chief Executive Officer

In fiscal year 2015, Mr. Wheeler’s annual base salary was $300,000. No discretionary or company-wide cash bonus was awarded during fiscal year 2015. Mr. Wheeler’s overall compensation package for fiscal year 2015 had a value of $309,292.

In fiscal year 2016, Mr. Wheeler’s base salary was not adjusted from fiscal year 2015 levels, but in connection with the review described above, Mr. Wheeler was granted long-term equity incentive compensation (see “Long-Term Stock Based Compensation” below for additional information). No discretionary or company-wide cash bonus was awarded during fiscal year 2016. Mr. Wheeler’s overall compensation package for fiscal year 2016 had a value of $544,908.

In fiscal year 2017, Mr. Wheeler’s base salary was not adjusted from fiscal year 2016 levels, but in connection with the review described above, Mr. Wheeler was granted long-term equity incentive compensation (see “Long-Term Stock Based Compensation” below for additional information). No discretionary or company-wide cash bonus was awarded during fiscal year 2017. Mr. Wheeler’s overall compensation package for fiscal year 2017 had a value of $556,568.

Chief Technical Officer

In fiscal year 2015, Mr. Sheen’s annual base salary was $300,000. No discretionary or company-wide cash bonus was awarded during fiscal year 2015. Mr. Sheen’s overall compensation package for fiscal year 2015 had a value of $308,860.

In fiscal year 2016, Mr. Sheen’s base salary was not adjusted from fiscal year 2015 levels, but in connection with the review described above, Mr. Sheen was granted long-term equity incentive compensation (see “Long-Term Stock Based Compensation” below for additional information). No discretionary or company-wide cash bonus was awarded during fiscal year 2016. Mr. Sheen’s overall compensation package for fiscal year 2016 had a value of $544,880.

In fiscal year 2017, Mr. Sheen’s base salary was not adjusted from fiscal year 2016 levels, but in connection with the review described above, Mr. Sheen was granted long-term equity incentive compensation (see “Long-Term Stock Based Compensation” below for additional information). No discretionary or company-wide cash bonus was awarded during fiscal year 2017. Mr. Sheen’s overall compensation package for fiscal year 2017 had a value of $566,605.

Chief Financial Officer

In fiscal year 2015, Mr. McEntire’s annual base salary was $275,000. No discretionary or company-wide cash bonus was awarded during fiscal year 2015. Mr. McEntire’s overall compensation package for fiscal year 2015 had a value of $283,286.

In fiscal year 2016, Mr. McEntire’s base salary was not adjusted from fiscal year 2015 levels, but in connection with the review described above, Mr. McEntire was granted long-term equity incentive compensation (see “Long-Term Stock Based Compensation” below for additional information). No discretionary or company-wide cash bonus was awarded during fiscal year 2016. Mr. McEntire’s overall compensation package for fiscal year 2016 had a value of $500,556.

In fiscal year 2017, Mr. McEntire’s base salary was not adjusted from fiscal year 2016 levels, but in connection with the review described above, Mr. McEntire was granted long-term equity incentive compensation (see “Long-Term Stock Based Compensation” below for additional information). No discretionary or company-wide cash bonus was awarded during fiscal year 2017. Mr. McEntire’s overall compensation package for fiscal year 2017 had a value of $519,056.

Chief Project Engineer

In fiscal year 2015, Mr. Adams’ annual base salary was $250,000. No discretionary or company-wide cash bonus was awarded during fiscal year 2015. Mr. Adams’ overall compensation package for fiscal year 2015 had a value of $258,520.

In fiscal year 2016, Mr. Adams’ compensation package was not adjusted from fiscal year 2015 levels, but in connection with the review described above, Mr. Adams was granted long-term equity incentive compensation (see “Long-Term Stock Based Compensation” below for additional information). No discretionary or company-wide cash bonus was awarded during fiscal year 2016. Mr. Adams’ overall compensation package for fiscal year 2016 had a value of $456,267.

In fiscal year 2017, Mr. Adams’ compensation package was not adjusted from fiscal year 2016 levels, but in connection with the review described above, Mr. Adams was granted long-term equity incentive compensation (see “Long-Term Stock Based Compensation” below for additional information). No discretionary or company-wide cash bonus was awarded during fiscal year 2017. Mr. Adams’ overall compensation package for fiscal year 2017 had a value of $472,668.

Base Annual Salaries

The base annual salaries of the Company’s named executive officers were as follows:

	Fiscal Year Ended September 30, 2017	Effective November 20, 2017 (1)
Mr. Wheeler, President and Chief Executive Officer	$300,000	$270,000
Mr. Sheen, Senior Vice President and Chief Technical Officer	$300,000	$270,000
Mr. McEntire, Vice President and Chief Financial Officer	$275,000	$247,500
Mr. Adams, Executive Vice President and Chief Project Engineer	$250,000	$225,000

(1)	In keeping with the Company’s cost reduction efforts, effective November 20, 2017, the compensation committee approved a 10% base salary reduction for each executive officer and increased restricted equity grants to approximately 50% of each executive officer’s targeted total compensation. The intent of the Board is to motivate and incentivize executives and to better align interest of executives with shareholders.

Annual Performance Bonuses

For fiscal year 2017, the Board adopted a comprehensive company-wide bonus compensation plan (the “2017 Bonus Plan”) for all employees. The 2017 Bonus Plan, which follows the same principles, goals and criteria as in the bonus plan previously established for prior fiscal years, set forth various targets and criteria for the Company’s operating performance and established a cash bonus, assessed on an individual basis, for employees of the Company. The financial targets were designed to provide incentives for the employees to work as a team to improve the Company’s financial results.

Under the 2017 Bonus Plan, every employee of the Company is eligible to participate in Tier I of the Bonus Plan, except for employees in the Russian Federation who participate in a local plan. Under Tier I, employees share proportionally in the Company’s profits based on each employee’s relative payroll. The Tier I bonus pool is established by accruing approximately 16% of consolidated pretax profits (before bonus) above a specified range. Various management teams, including the executive officers, and selected key employees are eligible to participate in Tier II of the 2017 Bonus Plan, which applies after Tier I is fully funded. The Tier II bonus pool is established by accruing approximately 16% of consolidated pretax profits (before bonus) within a specified range above Tier I. Under Tier II, certain participants share in the bonus pool depending on the satisfaction of predefined goals by their respective working groups. None of the named executive officers were required to satisfy individual predefined goals under the 2017 Bonus Plan. Tier I bonuses are paid if the Company reaches a predetermined pretax profit (before bonus) level. Tier II is based on attaining a predetermined consolidated pretax profits (before bonus) level as well as, in most cases (but not in the case of named executive officers), specific performance criteria of the group eligible for the bonus. The predetermined pretax profits (before bonus) levels as well as the specific performance criteria are re-evaluated annually. The groups eligible for Tier II bonuses in one year are not necessarily eligible the following year. The eligible groups are selected based on management’s goals for improvement across the Company.

The Company’s named executive officers were not required to achieve individual performance targets in order to earn their respective annual cash incentive payments under the 2017 Bonus Plan. However, the consolidated pretax profits (before bonus) of the Company must reach a predetermined threshold before Tier I or Tier II bonus payments will be made. The difficulty of attaining the performance criteria fluctuates in response to the Company’s industry, market and overall performance. While each of Messrs. Wheeler, Sheen, McEntire and Adams has the ability to influence the Company’s financial performance, none of them can ensure that the Company’s performance will rise to the level of satisfying the Tier I or Tier II thresholds. During fiscal year 2017, no Tier I or Tier II bonuses were funded or paid.

At the annual stockholders meeting held on February 23, 2009, the Company’s stockholders approved the OYO Geospace Corporation Executive Officer Annual Bonus Plan (the “Executive Officer Annual Bonus Plan”). Only executive employees who are or may become “covered employees” of the Company, as defined in Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) are eligible participants. Only Messrs. Wheeler, Sheen and Adams are eligible to participate in the Executive Officer Annual Bonus Plan. The performance goal necessary for the payment of bonuses under the Executive Officer Annual Bonus Plan is the achievement of positive return on stockholder equity, as reported in the Company’s year-end or, if applicable, quarterly earnings release. The compensation committee may, in its discretion, add additional terms or conditions to the receipt of a bonus under the Executive Officer Annual Bonus Plan so long as such additional terms and conditions do not contradict the terms of the Executive Officer Annual Bonus Plan. The compensation committee will not award bonuses under the Executive Officer Annual Bonus Plan if the performance criteria of a positive return on stockholder equity is not satisfied. In no event may a bonus in excess of $1.0 million be paid pursuant to the Executive Officer Annual Bonus Plan to any participant for any fiscal year. The ability to achieve the performance criteria required under the Executive Officer Annual Bonus Plan is analogous to the challenge presented by the 2017 Bonus Plan criteria: the difficulty of attaining the performance criteria fluctuates in response to the Company’s industry, market and overall performance. While the actions and individual job performance of each of Messrs. Wheeler, Sheen and Adams may influence the Company’s financial performance, none of them can ensure that the Company’s performance will result in a positive return on stockholder equity.

Long-Term Stock-Based Compensation

The Company believes that long-term incentive compensation is an important component of its compensation program and that the value of this compensation should be directly related to increases in stockholder value. In addition to base salaries and annual performance bonuses, the executive officers have historically participated in the 1997 Key Employee Stock Option Plan, as amended, and its successor plan, the 2014 Plan, which allow the Company to grant long-term incentive compensation to its executive officers in the form of stock options and restricted stock awards.

Historically, stock option grants and restricted stock awards were determined based on an individual’s annual compensation and his or her contribution to the Company. The compensation committee independently sets and recommends stock option grants and restricted stock awards for the Company’s executive officers to the full Board for approval. Proposals for stock option and restricted stock awards to non-executives is presented by the President and Chief Executive Officer and approved by the Board upon the recommendation of the compensation committee. Mr. Wheeler and Mr. Sheen abstain from voting with respect to their own compensation and grants of equity awards.

As discussed above under “Administration”, the compensation committee hired the Compensation Consultant to assist in reviewing the Company’s prior equity grants to the Company’s senior executive officers and to make recommendations regarding future equity grants. In connection with this review, on November 17, 2015, at the recommendation of the compensation committee, the Board of Directors adopted a new performance-based nonqualified stock option agreement (the “Performance Option Agreement”) for stock option awards to its senior executive officers. The Performance Option Agreement has a performance period of five years that starts on the date of grant and provides for a ratable three-tranche vesting and exercisability schedule that is based upon specified total shareholder return performance goals as well as service time. The exercise period for the options under the Performance Option Agreements is ten years, and additional details can be found in the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on November 20, 2015.

On November 16, 2016, the Board of Directors approved the Company’s 2017 grant of performance-based nonqualified stock options, using the Performance Option Agreement, to Mr. Wheeler, Mr. Sheen, Mr. McEntire and Mr. Adams. Mr. Wheeler and Mr. Sheen received awards of 13,700 options to purchase shares of the Company’s common stock each; Mr. McEntire received an award of 12,500 option awards, and Mr. Adams received an award of 11,400 option awards. As recommended by the Compensation Consultant, the options vest upon the satisfaction of a combination of two elements: (a) performance hurdles based on total shareholder return and (b) service and time based requirements. Total shareholder return (or “TSR”) means the total percentage return per share of our common stock during the performance period based on the initial stock price set forth in the applicable award agreement and the applicable closing stock price, and assuming contemporaneous reinvestment in the common stock of all dividends and other distributions at the closing price of one share of common stock on the date such dividend or other distribution was paid. The performance based hurdles for the option awards granted on November 16, 2017 are as follows: 33% of the award will vest if the Company achieves a TSR of 44% (“Tier I Target”); 67% of the award will vest if the Company achieves a TSR of 61% (“Tier II Target”); and 100% of the award will vest if the Company achieves a TSR of 80% (“Tier III Target”). In each case, the measurement of TSR is based on an initial stock price of $19.20. The service time vesting requirements of these awards is as follows: 33% of the award is eligible to vest upon the first anniversary of the grant (assuming achievement of at least the Tier I Target); 67% of the award is eligible to vest on the second anniversary of the grant (assuming achievement of at least the Tier II Target); and 100% of the award is eligible to vest on the third anniversary of the grant (assuming achievement of the Tier III Target). Both the performance and time based requirements must be met for vesting to occur. Installments are cumulative, so that any portion of the option that has vested remains exercisable until the earlier of the expiration date or the close of the period of exercisability based upon a termination of employment (as defined in the applicable award agreement). If the performance targets are not achieved during the five-year performance period, the options will be forfeited.

On November 16, 2016, the Company also granted restricted stock awards, with Mr. Wheeler and Mr. Sheen receiving awards in the amount of 6,000 shares each; Mr. McEntire receiving an award of 5,500 shares; and Mr. Adams receiving an award of 5,000 shares. The restricted stock awards vest in four equal annual installments beginning November 16, 2017.

The Board of Directors and the compensation committee intend to make annual grants of restricted stock and/or performance-based stock options to the Company’s senior executive officers, with TSR goals for the stock options to be determined by the compensation committee each year. The compensation committee will review the long-term incentive program each year to ensure that the key elements of the program continue to meet the objectives described above.

Benefits

The Company offers a variety of health and welfare and retirement programs to all eligible employees. Executive officers generally are eligible for the same benefit programs on the same basis as the rest of the broad-based employees. The health and welfare programs are intended to protect employees against catastrophic loss and encourage a healthy lifestyle. The Company’s health and welfare programs include medical, wellness, pharmacy, dental, life insurance and accidental death and disability. Each employee receives life insurance equal to the employee’s annual salary with a maximum payout of $100,000 and accidental death and dismemberment coverage.

The Company maintains a defined contribution retirement plan that is intended to qualify under Section 401(k) of the Code. The plan covers all full-time employees who meet age and service requirements. The plan provides for pre-tax, elective employee contributions with a matching contribution from us ranging from 50% to 100% of employee contributions, up to a maximum of 3.5% of the employee’s annual salary.

The Company offers vacation time determined by years of service. As of September 30, 2017, Mr. Sheen had accrued 210 hours of vacation; Mr. McEntire had accrued 178 hours of vacation; Mr. Wheeler had accrued 186 hours of vacation; and Mr. Adams had accrued 226 hours of vacation. Employees, including executive officers, may roll over up to 160 hours of unused vacation time to subsequent years.

Perquisites

As described above, the Company maintains life insurance policies on each named executive officer for the benefit of such executive’s family members. The maximum payout under each of these policies is $100,000. The Company also maintains key man life insurance policies on each executive officer exclusively for its benefit. Additionally, the Company provides promotional shirts, hats and Company logo golf balls to employees for use at Company-sponsored events and exhibitions. The Company may, during years when the Company is meeting its financial goals, reimburse the executive officers for the travel expenses of each executive’s spouse to attend certain annual geophysical conferences in North America and Europe.

Impact of Accounting and Tax Treatment

A standard issued by the Financial Accounting Standards Board requires a public company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. The equity awards the Company grants are structured to comply with the requirements of the standard to maintain the appropriate equity accounting treatment.

Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation paid to the chief executive officer and the four other most highly compensated executive officers (excluding the chief financial officer) that may be deducted by us in the Company’s U.S. tax return in any year unless the compensation is performance-based compensation as described in Section 162(m) and the related regulations. The compensation committee believes the compensation earned in excess of this amount by Messrs. Sheen, Wheeler and Adams, including compensation attributable to the exercise of stock options, will not result in a material loss of tax deductions to the Company.

Section 409A of the Code, as amended (“Section 409A”), provides that deferrals of compensation under a nonqualified deferred compensation plan for all taxable years are currently includible in gross income to the extent not subject to a substantial risk of forfeiture and not previously included in gross income, unless certain requirements are met. The Company intends to structure any deferred compensation items to be in compliance with Section 409A.

Summary Compensation Table

The following table sets forth certain information regarding compensation paid for services rendered during the fiscal years ended September 30, 2015, 2016 and 2017, respectively, to each of the Company’s named executive officers:

2017 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
Walter R. Wheeler, President and Chief Executive Officer	2017	300,000	128,520	128,048	9,671	556,568
	2016	300,000	126,395	109,625	8,888	544,908
	2015	300,000	—	—	9,292	309,292

Michael J. Sheen Senior Vice President and Chief Technical Officer	2017	300,000	128,520	128,048	10,037	566,605
	2016	300,000	126,395	109,625	8,860	544,880
	2015	300,000	—	—	8,860	308,860

Thomas T. McEntire, Vice President and Chief Financial Officer	2017	275,000	117,810	116,833	9,413	519,056
	2016	275,000	115,986	111,284	8,286	500,556
	2015	275,000	—	—	8,286	283,286

Robbin B. Adams, Executive Vice President and Chief Project Engineer	2017	250,000	107,100	106,551	9,017	472,668
	2016	250,000	105,577	92,347	8,343	456,267
	2015	250,000	—	—	8,520	258,520

(1)	As required by SEC rules, amounts in this column represent the aggregate grant date fair value of stock-based compensation expense as required by FASB ASC Topic 718 Stock Based Compensation. A discussion of the assumptions used to value the restricted stock and nonqualified stock option awards are contained in the notes to the Company’s financial statements under Note 13. “Stockholders’ Equity”.
(2)	Represents compensation related to participation in Company 401(k) retirement matching program and group term life insurance.

Narrative Disclosure to Summary Compensation Table

Each of the Company’s named executive officers have employment agreements which automatically renew each January 1 for an additional two years unless the Company provides notification no fewer than 30 days prior to such January 1 date that it will not be extending the agreement. Pursuant to the employment agreements, each named executive officer may be entitled to severance benefits upon termination as discussed in the “Potential Payments upon Termination or Change-in-Control” section below.

Equity Compensation Plan Information

The following table summarizes information with respect to the Company’s equity compensation plans under which its equity securities are authorized for issuance as of September 30, 2017:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance (excluding securities reflected in column (c))
	(In shares)	(In dollars per share)	(In shares)
Equity compensation plans approved by security holders (1)	201,800	$17.47	923,175
Equity compensation plans not approved by security holders	—	—	—
Total	201,800	$17.47	923,175

(1)	The number of securities shown in column (c) represents number of securities remaining available for issuance under the Company’s 2014 Plan, which was approved by the Board and shareholders in February 2014. The 2014 Plan allows for the issuance of restricted stock awards, performance stock awards, performance stock unit awards, restricted stock unit awards (the foregoing, “Full Value Awards”), stock options and stock appreciation rights. For purposes of calculating the number of securities remaining under the 2014 Plan in column (c), Full Value Awards are counted as 1.5 shares for each share awarded. The number of securities shown in column (a) of the table above represents the 120,600 stock options outstanding under the 2014 Plan (including 51,300 nonqualified stock options granted under the 2014 Plan in the fiscal year ended September 30, 2017) and 81,200 stock options outstanding under the 1997 Key Employee Stock Option Plan.

Security Ownership of Certain Beneficial Owners and Management

The following table indicates the beneficial ownership as of December 15, 2017 of shares of Common Stock of each director and named executive officer, each person known to the Company to beneficially own more than 5% of the outstanding Common Stock and all directors and named executive officers as a group, along with the percentage of outstanding Common Stock that such ownership represents. The Company based the information regarding beneficial ownership by third persons of more than 5% of its outstanding capital stock on a search of all Schedules 13D and 13G filed with the Securities and Exchange Commission with respect to the Common Stock and additional information received by the Company from NASDAQ. Each person named has sole voting and investment power with respect to the shares indicated except as otherwise stated in the notes to the table.

Beneficial Owner	Shares	Percentage
FMR LLC (2)	1,972,263	14.54%
Brown Capital Management, LLC (3)	1,550,534	11.43%
BlackRock, Inc. (4)	1,573,058	11.60%
Lemelson Capital Management (5)	1,200,000	8.85%
The Vanguard Group, Inc. (6)	736,996	5.43%
Eagle Asset Management, Inc. (7)	501,067	3.69%
Thomas L. Davis, Ph.D.	20,354	*
Thomas T. McEntire	62,100	*
William H. Moody	11,194	*
Gary D. Owens	223,024	1.64%
Michael J. Sheen	43,500	*
Charles H. Still	7,000	*
Walter R. Wheeler (8)	108,425	*
Robbin B. Adams (9)	48,500	*
Edgar R. Giesinger, Jr.	2,000	*
Tina M. Langtry	2,375	*
Richard F. Miles	4,000	*
Executive officers and directors as a group (11 people)	531,972	3.92%

*	Less than one percent.
(1)	The percentage ownership is based on 13,560,791 outstanding shares of Common Stock as of December 15, 2017, as well as shares deemed outstanding pursuant to Rule 13d-3(d)(1) under the Exchange Act.
(2)	Schedule 13G Amendment No. 2 filed with the Securities and Exchange Commission on February 12, 2016, indicates that FMR LLC beneficially owns 1,971,700 shares and has sole voting power with respect to 128,900 shares. The address indicated on this form is 245 Summer Street, Boston MA 02210. Other information received at a later date indicates that FMR LLC owns the number of shares shown above.
(3)	Schedule 13G Amendment No. 9 filed with the Securities and Exchange Commission on February 9, 2017, indicates that Brown Capital Management, LLC beneficially owns 1,577,133 shares and has sole voting power with respect to 903,347 shares. The address indicated on this form is 1201 N. Calvert Street, Baltimore, MD 21202. Information received at a later date indicates that Brown Capital Management, LLC owns the number of shares shown above.
(4)	Schedule 13G Amendment No. 7 filed with the Securities and Exchange Commission on January 12, 2017, indicates that BlackRock, Inc. beneficially owns 1,508,533 shares and has sole voting power with respect to 1,486,505 shares. The address indicated on this form is 55 East 52nd Street, New York, NY 10022. Other information received as of a later date indicates that BlackRock Institutional Trust Company, N.A., an apparent affiliate BlackRock, Inc. owns the number of shares shown above.
(5)	Schedule 13G Amendment No. 2 filed with the Securities and Exchange Commission on January 11, 2017, indicates that Lemelson Capital Management, LLC beneficially owns 1,200,000 shares and has shared voting power with respect to these shares. The address indicated on this form is 225 Cedar Hill Street, Suite 200, Marlborough, MA 01752.

(6)	Schedule 13G Amendment No. 3 filed with the Securities and Exchange Commission on February 10, 2016, indicates that The Vanguard Group beneficially owns 440,211 shares and has sole voting power with respect to 16,574 shares. The address indicated on this form is 100 Vanguard Blvd., Malvern, PA 19355. Other information received as of a later date indicates that The Vanguard Group owns the number of shares shown above.
(7)	Schedule 13G Amendment No. 16 filed with the Securities and Exchange Commission on January 26, 2016, indicates that Eagle Asset Management, Inc. beneficially owns 842,779 shares. The address indicated on this form is 880 Carillon Parkway, St. Petersburg, FL 33716. Other information received as of a later date indicates that Eagle Asset Management, Inc. owns the number of shares shown above.
(8)	Includes vested unexercised options to purchase 26,000 shares. Mr. Wheeler’s business address is 7007 Pinemont Drive, Houston, Texas 77040-6601.
(9)	Includes vested unexercised options to purchase 13,500 shares. Mr. Adams’ business address is 7007 Pinemont Drive, Houston, Texas 77040-6601.

Employee Equity Incentive Plans

In February 2014, the Board and stockholders approved the 2014 Plan, which replaced the 1997 Key Employee Stock Incentive Plan.

The 2014 Plan is administered by the compensation committee. Under the 2014 Plan, the compensation committee may grant incentive stock options, nonqualified stock options and restricted stock. The purchase price of shares subject to an incentive option granted under the 2014 Plan is determined by the compensation committee and may not be less than the greater of: (a) 100% of the fair market value of the shares of Common Stock on the date the option is granted or (b) the aggregate par value of the shares of Common Stock on the date the option is granted. The compensation committee in its discretion may provide that the price at which shares of Common Stock may be purchased under an incentive option shall be more than 100% of fair market value. In the case of any 10% stockholder, the price at which shares of Common Stock may be purchased under an incentive option shall not be less than 110% of the fair market value of the Common Stock on the date the incentive option is granted. The price at which shares of Common Stock may be purchased under a nonqualified option shall not be less than the greater of: (a) 100% of the fair market value of the shares of Common Stock on the date the option is granted or (b) the aggregate par value of the shares of Common Stock on the date the option is granted. The compensation committee in its discretion may provide that the price at which shares of Common Stock may be purchased under a nonqualified option shall be more than 100% of fair market value.

Options granted under the 2014 Plan must be exercised within ten years from the date of grant. In the case of a 10% stockholder, no incentive option shall be exercisable after the expiration of five years from the date the incentive option is granted.

Generally, awards granted under the 2014 Plan are not transferable by the holder other than by will or under the laws of descent and distribution. Options granted under the 2014 Plan, if vested, terminate on the earlier of (i) the expiration date of the option or (ii) one day less than three months after the date the holder of the option terminates his or her employment with us for any reason other than the death, disability or the retirement of such holder. During such three-month period the holder may exercise the option in respect of the number of shares that were vested on the date of such severance of employment. In the event of severance because of the death, disability or retirement of a holder before the expiration date of the option, the option terminates on the earlier of such (i) expiration date or (ii) one year following the date of severance. During this period the holder, or his or her heirs, as the case may be, generally may exercise the option in respect of the number of shares that were vested on the date of severance because of death, disability or retirement.

At September 30, 2017, an aggregate of 923,175 shares of common stock were available for issuance under the 2014 Plan.

Grants of Plan-Based Awards Table

The following table summarizes plan-based awards granted to named executive officers of the Company during the fiscal year ended September 30, 2017:

2017 GRANTS OF PLAN-BASED AWARDS TABLE

Name	Grant Date (1)	Stock Awards: Number of Shares (#) (2)	Estimated Future Payouts Under Equity Incentive Plan Awards (3)			Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
			Threshold (#)	Target (#)	Maximum (#)
Walter R. Wheeler	11/16/16	6,000	—	—	—	—	128,520
	11/16/16	—	4,521	9,179	13,700	21.42	128,048

Michael J. Sheen	11/16/16	6,000	—	—	—	—	128,520
	11/16/16	—	4,521	9,179	13,700	21.42	128,520

Thomas T. McEntire	11/16/16	5,500	—	—	—	—	117,810
	11/16/16	—	4,125	8,375	12,500	21.42	116,833

Robbin B. Adams	11/16/16	5,000	—	—	—	—	107,100
	11/16/16	—	3,762	7,638	11,400	21.42	106,551

(1)	Refers to the date on which the compensation committee awarded the restricted stock grants and nonqualified stock options.
(2)	The restricted stock awards vest in four equal annual installments with the first installment vesting on the first anniversary of the date of grant.
(3)	Represents nonqualified stock option awards which vest upon the satisfaction of both: (a) performance based vesting hurdles: 33% of the award if the Company achieves a TSR of 44%, 67% of the award if the Company achieves a TSR of 61%, and 100% of the award if the Company achieves a TSR of 80%, in each case based on a stock price of $19.20; and (b) time vesting requirements of: 33% upon the first anniversary, 67% on the second anniversary, and 100% on the third anniversary. Both the performance and time based requirements must be met for vesting to occur. Installments are cumulative, so that any portion of the option that has vested remains exercisable until the earlier of the expiration date or the close of the period of exercisability based upon a termination of employment (as defined in the applicable award agreement). If the performance targets are not achieved during the five-year performance period, the options will be forfeited.
(4)	The grant date fair value of the restricted stock awards was $21.42 per share. The grant date fair value of the nonqualified stock option awards were determined based on a Monte Carlo simulation under FASB ASC Topic 718 Stock Based Compensation, which incorporates the possibility that the performance conditions may not be satisfied. The grant date fair value of the options was determined to be $9.35 per share based on the simulation.

Material Terms of Plan-Based Awards

The material terms of the Executive Officer Annual Bonus Plan, the 2017 Bonus Plan and the Company’s employee equity incentive plans are described under the captions “Compensation Discussion and Analysis – Elements of Compensation – Annual Performance Bonuses”; “– Fiscal 2017 Compensation Changes” and “Employee Equity Incentive Plans.”

Salary and Bonus in Proportion to Total Compensation

As stated above, the compensation committee seeks to achieve the appropriate balance between immediate cash rewards and incentives for the achievement of both annual and long-term financial and non-financial objectives. The compensation committee believes that the Company’s compensation program should be tied in part to its stock price performance so as to align its named executive officers’ interests with those of its stockholders. The value of the combined base salary (non-equity awards as described above) for each of the Company’s named executive officers represented approximately 54% of their total respective compensation in fiscal year 2017.

Outstanding Equity Awards at Fiscal Year-End

The following tables summarize certain information regarding unexercised options, vested stock and equity incentive plan awards outstanding as of the end of the fiscal year ended September 30, 2017 for each of the named executive officers:

2017 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date
Walter R. Wheeler	6,000	—		—	8.78	12/5/18
	20,000	—		—	21.95	2/25/20
	—	18,400	(1)	—	14.87	11/18/25
	—	13,700	(2)	—	21.42	11/16/26

Michael J. Sheen	—	18,400	(1)	—	14.87	11/18/25
	—	13,700	(2)	—	21.42	11/16/26

Thomas T. McEntire	—	17,000	(1)	—	14.87	11/18/25
	—	12,500	(2)	—	21.42	11/16/26

Robbin B. Adams	13,000	—		—	21.95	2/25/20
	500	—		—	8.78	12/5/18
	—	15,500	(1)	—	14.87	11/18/25
	—	11,400	(2)	—	21.42	11/16/26

(1)	Represents nonqualified stock options issued on November 18, 2015. The options vest upon the satisfaction of both: (a) performance based vesting hurdles: 33% of the award if the Company achieves a TSR of 69%, 67% of the award if the Company achieves a TSR of 139%, and 100% of the award if the Company achieves a TSR of 209%, in each case based on a stock price of $16.47; and (b) time vesting requirements of: 33% upon the first anniversary, 67% on the second anniversary, and 100% on the third anniversary. Both the performance and time based requirements must be met for vesting to occur. Installments are cumulative, so that any portion of the option that has vested remains exercisable until the earlier of the expiration date or the close of the period of exercisability based upon a termination of employment (as defined in the applicable award agreement). If the performance targets are not achieved during the five-year performance period, the options will be forfeited.
(2)

Represents nonqualified stock options issued on November 16, 2016. The options vest upon the satisfaction of both: (a) performance based vesting hurdles: 33% of the award if the Company achieves a TSR of 44%,

67% of the award if the Company achieves a TSR of 61%, and 100% of the award if the Company achieves a TSR of 80%, in each case based on a stock price of $19.20; and (b) time vesting requirements of: 33% upon the first anniversary, 67% on the second anniversary, and 100% on the third anniversary. Both the performance and time based requirements must be met for vesting to occur. Installments are cumulative, so that any portion of the option that has vested remains exercisable until the earlier of the expiration date or the close of the period of exercisability based upon a termination of employment (as defined in the applicable award agreement). If the performance targets are not achieved during the five-year performance period, the options will be forfeited.

	Stock Awards
Name	Number of Shares of Stock That Have Not Vested (#) (1)	Market Value of Shares of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Walter R. Wheeler	16,125	287,348	—	—
Michael J. Sheen	14,875	265,073	—	—
Thomas T. McEntire	13,850	246,807	—	—
Robbin B. Adams	12,825	228,542	—	—

(1)	Restricted shares were granted on November 21, 2013, November 18, 2015 and November 16, 2016 which vest in four equal annual installments with the first installment vesting on the anniversary date of the date of grant.
(2)	Represents the closing price of $17.82 per share of the Company’s stock on September 30, 2017.

The following table summarizes certain information regarding the vesting of restricted stock awards for the fiscal year ended September 30, 2017 for each of the named executive officers:

OPTION EXERCISES AND STOCK VESTED TABLE

Name	Stock Awards
	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Walter R. Wheeler	5,875	96,463
Michael J. Sheen	4,625	75,500
Thomas T. McEntire	4,450	72,735
Robbin B. Adams	4,275	69,970

(1)	Represents restricted shares which vested on November 18, 2016 and November 21, 2016.
(2)	Represents the closing price per share of the Company’s stock on the vesting date.

Pension Benefits

The Company currently has no defined benefit pension plans.

Nonqualified Deferred Compensation

The Company currently has no defined contribution plans which provide for the deferral of compensation on a basis that is not tax qualified.

Clawback Policy

The Company believes it is important to foster and maintain a culture that emphasizes integrity and accountability. For this reason, the Board adopted a clawback policy effective December 15, 2016. This policy applies to all current and former executive officers. The policy applies to equity grants awarded under the 2014 Plan, regardless of when such awards were granted, as well as annual bonuses and any other compensation earned or vested based on the attainment of a financial reporting measure.

In the event the Company restates its financial statements due to material noncompliance with any financial reporting requirement under the U.S. federal securities laws, a person covered by this clawback policy will be required to reimburse or forfeit certain incentive compensation received. The amount to be reimbursed or forfeited will be the amount of the incentive compensation paid or awarded to the person based on the erroneous financial data exceeding the amount that would have been paid based on restated results, as determined by the Board. The Board will also determine the method for recouping such amounts, which may include: (1) requiring reimbursement of cash incentive compensation previously paid to the person, (2) seeking recovery of any gain realized on the vesting, sale or other disposition of any equity-based awards, (3) offsetting the recouped amount from any compensation otherwise owed by the Company to the person, (4) cancelling outstanding vested or unvested equity awards made to the person, and/or (5) taking any other remedial and recovery action permitted by law. Our recent restatement has not triggered any clawback, as no incentive compensation was paid or awarded based on erroneous financial data.

Potential Payments upon Termination or Change-in-Control

Pursuant to their employment agreements, as amended, each of Messrs. Sheen, McEntire, Wheeler and Adams is entitled to receive the severance benefits described below upon termination of his employment unless the termination:

•	results from his death, disability or retirement;

•	is by the Company for Cause; or

•	is by the employee other than for Good Reason.

“Cause” is defined to mean the employee’s willful and continued failure to perform his duties after a demand for his performance of those duties or the employee’s willfully engaging in gross misconduct materially and demonstrably injurious to the Company. “Good Reason” is defined to mean a demotion, a reduction in base salary, a relocation of the employee’s base location of employment, the discontinuation of any employee benefit without comparable substitution, the failure of any successor of the Company to assume the employment agreement or a purported termination not in compliance with the employment agreement.

The severance benefits to which Messrs. Wheeler, Sheen, McEntire and Adams would be entitled on termination would be an amount equal to the product of (a) his then-current annual salary plus the average of the bonus payments paid to the executive in respect of the three fiscal years preceding the fiscal year in which the termination occurs, multiplied by (b) two. The executive would also receive any relocation and indemnity payments to which he is entitled and any costs and legal fees incurred in connection with any dispute over his employment agreement. In the case of Mr. Sheen, a gross-up for any applicable “excess parachute payment” tax imposed by the Code would also be received.

These payments would be due in a lump sum on the tenth day following the date of termination. The amounts paid are based on the salary rate in effect at the time of termination, unless the employee is terminating employment for Good Reason due to a reduction in salary, in which case the salary rate shall be the rate in effect prior to such reduction.

So long as Messrs. Wheeler, Sheen, McEntire or Adams are terminated without Cause, they are not required to perform any further agreement or action in order to receive these benefits. However, in connection with these employment agreements, each of them have agreed that he will not disclose or misappropriate any confidential information of the Company and that all intellectual property developed by them is the property of the Company.

If the employment of any of Messrs. Wheeler, Sheen, McEntire or Adams had been terminated on September 30, 2017, the terminated employee would have received the amount set forth in the table below in a lump sum payment plus any relocation and indemnity payments to which he is entitled. In the case of Mr. Sheen, the terminated employee would additionally be entitled to receive any costs and legal fees incurred in connection with any dispute over his employment agreement, and a gross-up for any applicable “excess parachute payment” tax imposed by the Code.

Name	Lump sum payment upon termination
Walter R. Wheeler	$600,000
Michael J. Sheen	$600,000
Thomas T. McEntire	$550,000
Robbin B. Adams	$500,000

Compensation Risks

The Company believes that risks arising from its compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company. In addition, the compensation committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks.

Compensation Committee Interlocks and Insider Participation

In fiscal year 2017, the compensation committee was composed of Dr. Thomas L. Davis, Mr. Edgar R. Giesinger, Jr., Mr. Charles H. Still and Ms. Tina M. Langtry.

The amended charter of the compensation committee may be accessed electronically under the “Investor Relations – Code of Business Conduct” section of the Company’s website at www.geospace.com.

Compensation Committee Report

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K promulgated under the Exchange Act. Based on such review and discussions, the compensation committee has recommended to the Board that the Compensation Discussion and Analysis be included in the proxy statement relating to the 2018 annual meeting of stockholders.

The information in this Compensation Committee Report shall not be deemed to be soliciting material, or be filed with the Securities and Exchange Commission or subject to Regulation 14A or 14C or to liabilities of Section 18 of the Exchange Act, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this report by reference.

Thomas L. Davis, Ph.D.

Edgar R. Giesinger, Jr.

Charles H. Still

Tina M. Langtry

Richard F. Miles

Code of Ethics

The Company has adopted a general code of business conduct that applies to all employees, and a supplemental code of ethics that applies to the Company’s Chief Executive Officer and senior financial officers. The general code of business conduct and supplemental code of ethics may be accessed electronically under the “Investor Relations – Code of Business Conduct” section of the Company’s website at www.geospace.com.

Certain Relationships and Related Transactions

The Board has established written procedures and adopted policy for governing related persons transactions. The Company’s general code of business conduct, to which all employees (including its executive officers) are subject, also provides that no employee nor any employee’s immediate family member should engage in a business or financial arrangement with a vendor, supplier or customer of the Company without the prior written approval of the Company’s Chief Executive Officer or Chief Financial Officer. The general code of business conduct may be accessed electronically under the “Investor Relations – Code of Business Conduct” section of the Company’s website at www.geospace.com.

The Company’s written procedures regarding review, approval and oversite of related party transactions cover instances involving any employee, executive officer, Director, nominee for Director, or immediate family member, among others. The types of transactions covered by the procedures are transactions, arrangements, or relationships, including any indebtedness or guarantee of indebtedness to which the Company or any of its subsidiaries were or will be a participant, and any related person had, has or will have direct or indirect interest with respect to certain relationships and related transactions. The Audit Committee is responsible for establishing/reviewing related party transaction policies and reviewing and approving related party transactions.

Transactions Involving Richard F. Miles

The Company regularly transacts business with Creative Marketing Services, LP (“CMS”), a company owned by the spouse of director Richard F. Miles. CMS is a marketing company which has historically provided marketing, communications, and support services to the Company, including product photography, video shoots, brochure design, magazine advertising, website design, annual report production and various other marketing and advertising services. The Company had retained CMS prior to Mr. Miles’ appointment as director in 2013. For the Company’s 2017, 2016, 2015 fiscal years, the Company incurred expense of $7,000, $39,000, and $79,000 respectively, to CMS for these services.

Mr. Miles was previously the Chief Executive Officer and a member of the Board of Directors of Geokinetics Inc. (“Geokinetics”), a customer of the Company. On November 8, 2012, Mr. Miles retired from his positions with Geokinetics. Between October 1, 2011 and the date of Mr. Miles’ retirement from Geokinetics, the Company sold an aggregate amount of $3.8 million of equipment to Geokinetics in 139 separate transactions, and the Company rented equipment to Geokinetics in seven separate transactions with an aggregate rental fee of $7.1 million. The transactions were on terms similar to those that the Company would provide to customers of Geokinetics’ size. During this period, Geokinetics was not indebted to the Company except for payment terms generally provided to customers of the Company relating to Geokinetics’ purchases of equipment.

Geokinetics subsequently filed for bankruptcy protection in May of 2013.

On November 16, 2017, the Board agreed that Mr. Miles had become independent according to the applicable NASDAQ rule and that his relationship with CMS would not interfere with his exercise of independent judgement in carrying out the responsibilities of a director.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers, directors and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by the regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on a review of reports on those filings furnished to the Company and written representations from reporting persons that no additional reports were required, the Company believes that during the fiscal year ended September 30, 2017, all officers, directors and greater than 10% stockholders complied with all filing requirements applicable to them.

Communications with the Board

Any stockholder or other interested party wishing to send written communications to any one or more members of the Company’s Board may do so by sending them to the Company Secretary, c/o Geospace Technologies Corporation, 7007 Pinemont Drive, Houston, Texas 77040-6601. All such communications will be forwarded to the intended recipient(s).

Proposals for Next Annual Meeting; Other Matters

Any appropriate proposals of holders of Common Stock intended to be presented at the annual meeting of stockholders of the Company to be held in 2019 must be received by the Company at its principal executive offices, 7007 Pinemont Drive, Houston, Texas 77040-6601, no later than September 6, 2018 to be included in the proxy statement and form of proxy relating to that meeting. A matter as to which the Company receives notice that is proposed to be brought before the annual meeting of stockholders of the Company in 2019 outside the process of the Securities and Exchange Commission’s rule on stockholder proposals (described in the preceding sentence) will be considered not properly brought before that meeting, and will be out of order, unless the notice as to that matter meets the requirements of the advance notice provisions of the Company’s by-laws. That provision requires notice of any matter, including nomination of a director, to be submitted by a stockholder at the annual meeting of stockholders of the Company in 2019 to be received by the Company no later than November 9, 2018, and to be received by the Company no earlier than October 10, 2018, subject to certain other requirements and deadlines outlined in the Company’s by-laws.

The cost of solicitation of proxies in the form of proxy accompanying this proxy statement will be paid by the Company. In addition to solicitation by use of the mails, the directors, officers or employees of the Company may solicit the return of proxies by telephone, electronically or in person.

Proxy - Geospace Technologies Corporation

This Proxy is solicited on behalf of the Board of Directors.

Proxy-Annual Meeting of Stockholders February 7, 2018

The undersigned holder of common stock of Geospace Technologies Corporation hereby appoints Edgar R. Giesinger, Jr. and William H. Moody, or either of them, proxies of the undersigned with full power of substitution, to vote at the Annual Meeting of Stockholders of Geospace Technologies Corporation to be held at 10:30 a.m. on the 7th of February 2018, at the Crowne Plaza Houston Northwest Brookhollow, 12801 Northwest Freeway, Houston, Texas 77040, and at any adjournment or postponement thereof, the number of votes that the undersigned would be entitled to cast if personally present.

In their discretion, the above named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof and upon matters incident to the conduct of the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted (i) FOR the election of the director nominees named on the reverse side, or if any one or more of the nominees becomes unavailable, FOR another nominee or other nominees to be selected by the Board of Directors, (ii) FOR the ratification of the appointment by the audit committee of the Board of Directors of BDO USA, LLP, independent public accountants, as the Company’s auditors for the year ending September 30, 2018, and (iii) FOR the approval of the non-binding, advisory resolution regarding the compensation of the Company’s named executive officers.

Please mark, sign, date and return in the enclosed envelope, which requires no postage if mailed in the United States. In order for your vote to be submitted by proxy, you must (i) properly complete the Internet voting instructions or telephone voting instructions no later than 11:59 p.m. Houston time on February 6, 2018 or (ii) properly complete and return this proxy card at or prior to the Annual Meeting of Stockholders on February 7, 2018.

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY INTERNET OR TELEPHONE.

(continued and to be signed on other side)

Geospace Technologies Corporation

[Name]

[Address]

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside of the designated areas	☒

Annual Meeting Proxy Card

[A] Proposals – The Board of Directors recommends a vote FOR the listed nominees, and FOR Proposals 2 and 3.

1. Election of Directors

	For	Against	Abstain
A. Tina M. Langtry	☐	☐	☐
B. Michael J. Sheen	☐	☐	☐
C. Charles H. Still	☐	☐	☐

The Board of Directors recommends a vote FOR the following matters:
	For	Against	Abstain
2. To ratify the appointment by the audit committee of the Board of Directors of BDO USA, LLP, independent public accountants, as the Company’s auditors for the year ending September 30, 2018.	☐	☐	☐

	For	Against	Abstain

3. To approve the following non-binding, advisory resolution:

“RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers as disclosed in the Company’s 2018 proxy statement pursuant to Item 402 of Regulation S-K, (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other executive compensation tables and related discussion).”

	☐	☐	☐

[B] Non-voting items

Change of address – Please print your new address below	Comments – Please print your comments below	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting	☐

[C] Authorized Signatures – Sign Here – This section must be completed for your vote to be counted.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 – Please keep signature within the box	Signature 2 – Please keep signature within the box

Date (mm/dd/yyyy)

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